SHARE EXCHANGE AGREEMENT

AMONG

HOME SYSTEM GROUP

HOLY (HK) LIMITED

OCEANIC WELL PROFIT, INC.

ZHONGSHAN CITY WEIHE APPLIANCES CO., LTD.

AND

THE SHAREHOLDERS

OF

ZHONGSHAN CITY WEIHE APPLIANCES CO., LTD.

LISTED ON SCHEDULE 1

DATED AS OF

June 26, 2007

INDEX OF SCHEDULES AND EXHIBITS

Exhibits:

A. Certain Definitions

B. Form of Promissory Note

Schedules:

Shareholders of Zhongshan City Weihe Appliances Co., Ltd.

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”) dated as of June 26, 2007, is entered into by and among Home System Group., a Nevada corporation, Holy (HK) Limited, a Hong Kong corporation and a wholly-owned subsidiary of Home System Group, Oceanic Well Profit, Inc., a wholly-owned subsidiary of Holy (HK) Limited, Zhongshan City Weihe Appliances Co., Ltd., a Zhongshan City corporation in China, and the shareholders of Zhongshan City Weihe Appliances Co., Ltd., listed on Schedule 1 to this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

A. The Shareholders own a certain percentage ownership of Zhongshan City Weihe Appliances Co., Ltd. (the “Equity Interests”) set forth opposite each Shareholder’s name on Schedule 1, which Equity Interests collectively constitute 100% ownership of Zhongshan City Weihe Appliances Co., Ltd.

B. Oceanic Well Profit, Inc. is a wholly own subsidiary of Holy (HK) Limited, and Holy (HK) Limited is a wholly own subsidiary of Home System Group.  Oceanic Well Profit, Inc. desires to purchase from the Shareholders, and the Shareholders desire to sell to Oceanic Well Profit, Inc. the Equity Interests in exchange for shares of Home System Group Common Stock, all on the terms and subject to the conditions set forth in this Agreement (the “Exchange”).

C. As a result of the Exchange, Oceanic Well Profit, Inc. will become the sole shareholder of Zhongshan City Weihe Appliances Co., Ltd. Home System Group will own Zhongshan City Weihe Appliances Co., Ltd. through Holy (HK) Limited and Oceanic Well Profit, Inc.

D. Certain capitalized terms used in this Agreement are defined on Exhibit A.

AGREEMENT

In consideration of the agreements, provisions and covenants set forth below, Home System Group, Holy (HK) Limited, Oceanic Well Profit, Inc., the Shareholders and Zhongshan City Weihe Appliances Co., Ltd., hereby agree as follows:

ARTICLE I.

EXCHANGE OF SHARES

1.1  AGREEMENT TO SELL.

Upon the terms and subject to all of the conditions contained herein, each of the Shareholders hereby agrees to sell, assign, transfer and deliver to Oceanic Well Profit, Inc., and Oceanic Well Profit, Inc. hereby agrees to purchase and accept from each of the Shareholders, on the Closing Date, the Equity Interests, in exchange for the Purchase Price set forth in Section 1.2 below.

1.2  PURCHASE PRICE.

As full consideration for the sale, assignment, transfer and delivery of the Equity Interests by the Shareholders to Oceanic Well Profit, Inc., and upon the terms and subject to all of the conditions contained herein, Home System Group shall issue to the Shareholders an aggregate of 4,500,000 shares of Home System Group Common Stock with restrictive legend (the “Acquisition Shares”), valued at $4.00 per share, and pay an aggregate of $27,000,000 in cash to the Shareholders (the “Cash Component”).  Subject to Home System Group’s right to certain adjustments under Sections 4.5 and 5.4 hereof, the Cash Component is payable by Oceanic Well Profit, Inc. as follows: $27,000,000 is payable within 24 months after the Closing of the transactions contemplated hereby (40% of the Cash Component due on the first anniversary of the Closing of the transactions contemplated hereby, and 60% of the Cash Component due on the second anniversary of the Closing of the transactions contemplated hereby) as evidenced by the promissory notes annexed hereto as Exhibit B. The parties understand and acknowledge that such exchange is based upon an approximate valuation of Zhongshan City Weihe Appliances Co., Ltd. of US $45,000,000.

1.3  MECHANICS OF EXCHANGE.

(a) At the Closing, each Shareholder shall be entitled to surrender the certificate or certificates that immediately prior to the Closing represented the Zhongshan City Weihe Appliances Co., Ltd. Equity Interests (the “Certificates”) to the exchange agent designated by Oceanic Well Profit, Inc. in exchange for their portion of the Acquisition Shares and the Cash Component.

(b) Promptly after the Closing, Home System Group or its designated exchange agent shall make available to each Shareholder a letter of transmittal and instructions for use in effecting the surrender of certificates representing the Equity Interests in exchange for the Acquisition Shares. Upon surrender of the original certificate representing the Equity Interests to such exchange agent together with the letter of transmittal, duly executed, the Shareholder shall be entitled to receive in exchange therefore such number of Shares as such Shareholder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article I, and their portion of the Cash Component.

1.4  CLOSING.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place in New York, on or before June 30, 2007,(the “Closing Date”); provided, however, that if all of the other conditions set forth in Articles VI and VII hereof are not satisfied or waived, unless this agreement has been terminated under Section 9 hereof, or at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as Home System Group, Holy (HK) Limited, Oceanic Well Profit, Inc., Zhongshan City Weihe Appliances Co., Ltd., and the Shareholders shall agree.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF ZHONGSHAN CITY WEIHE APPLIANCES CO., LTD.  AND THE SHAREHOLDERS

Each of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders represents and warrants jointly and severally to Home System Group and Oceanic Well Profit, Inc. as follows:

2.1  ORGANIZATION AND QUALIFICATION.

Zhongshan City Weihe Appliances Co., Ltd. is duly incorporated, validly and in good standing existing under the laws of China, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated in its business license, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on the business, assets or financial condition of Zhongshan City Weihe Appliances Co., Ltd., or (ii) impair the ability of Zhongshan City Weihe Appliances Co., Ltd. to perform its material obligations under this Agreement. Zhongshan City Weihe Appliances Co., Ltd. duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

2.2  SUBSIDIARIES.

Zhongshan City Weihe Appliances Co., Ltd. does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Zhongshan City Weihe Appliances Co., Ltd. does not have any direct or indirect interests of stock ownership or otherwise in any corporation, partnership, joint venture, firm, association or business enterprise, and is not party to any agreement to acquire such an interest.

2.3  ARTICLES OF INCORPORATION AND BYLAWS.

The copies of the Articles of Association, shareholders agreement (if any) and business license of Zhongshan City Weihe Appliances Co., Ltd. (collectively, the “Organizational Documents”) that have been delivered to Home System Group and Oceanic Well Profit, Inc. prior to the execution of this Agreement are true and complete and have not been amended or repealed. Zhongshan City Weihe Appliances Co., Ltd. is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches which, in the aggregate, will not have a Material Adverse Effect on Zhongshan City Weihe Appliances Co., Ltd.

2.4  AUTHORIZATION AND VALIDITY OF THIS AGREEMENT.

This Agreement and each of the Transaction Agreements constitute the legal, valid and binding obligation of each person or entity who is a party thereto (other than Home System Group and Oceanic Well Profit, Inc.), enforceable against each such person or entity in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Each of the Shareholders and Zhongshan City Weihe Appliances Co., Ltd. has all requisite legal capacity to execute and deliver this Agreement and the Transaction Agreements to which he or she is a party, and to perform its, his or her obligations hereunder and thereunder. The execution and delivery by Zhongshan City Weihe Appliances Co., Ltd. and each Shareholder, of this Agreement and the Transaction Agreements (to the extent either is a party thereto), and the consummation of the transactions contemplated herein and therein (the “Transactions”) have been authorized by all necessary corporate or other action on the part of Zhongshan City Weihe Appliances Co., Ltd. and each of the Shareholders. This Agreement and the Transaction Agreements have been duly executed and delivered by the parties thereto (other than Home System Group and Oceanic Well Profit, Inc.).

2.5  NO VIOLATION.

Neither the execution nor delivery of this Agreement or the Transaction Agreements, nor the consummation or performance of any of the Transactions by Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders will directly or indirectly: (A) violate or conflict with any provision of the Organizational Documents of Zhongshan City Weihe Appliances Co., Ltd.; (B) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement, promissory note, lease, instrument or arrangement to which Zhongshan City Weihe Appliances Co., Ltd. or any of its assets are bound or result in the creation of any Liens upon Zhongshan City Weihe Appliances Co., Ltd. or any of its assets; (C) violate any order, writ, judgment, injunction, ruling, award or decree of any Governmental Body; (“Governmental Body”); (D) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation that relates to the Shareholders, Zhongshan City Weihe Appliances Co., Ltd. or any of the assets of Zhongshan City Weihe Appliances Co., Ltd.; or (E) result in cancellation, modification, revocation or suspension of any permits, licenses, registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Body which are held by or granted to the Shareholders, or Zhongshan City Weihe Appliances Co., Ltd. or which are necessary for the conduct of Zhongshan City Weihe Appliances Co., Ltd.’s business; or (ii) to the knowledge of Zhongshan City Weihe Appliances Co., Ltd. or any of the Shareholders, cause any of the assets owned by Zhongshan City Weihe Appliances Co., Ltd. to be reassessed or revalued by any taxing authority or other Governmental Body.

None of Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders is or will be required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization (a “Consent”) from any person or entity (including, without limitation, any Governmental Body) in connection with (i) the execution and delivery of this Agreement or any of the Transaction Agreements, or (ii) the consummation or performance of any of the Transactions.

2.6  CAPITALIZATION AND RELATED MATTERS.

(a)  Capitalization. The registered capital amount of Zhongshan City Weihe Appliances Co., Ltd. is RMB5,000,000, which represents 100% of the equity interests (“Equity Interests”) of Zhongshan City Weihe Appliances Co., Ltd. The Shareholders, as of the Closing Date, are the lawful, record and beneficial owners of the Equity Interests set forth opposite each Shareholder’s name on Schedule 1 attached hereto. Dongshan Wang and Qian Huang, as of the Closing Date, are the lawful, record and beneficial owners of the total equity interest of Zhongshan City Weihe Appliances Co., Ltd. Oceanic Well Profit, Inc. does not own Zhongshan City Weihe Appliances Co., Ltd prior to the Closing Date. The Shareholders have, as of the date hereof and as of the Closing Date, valid and marketable title to their respective Equity Interests in Zhongshan City Weihe Appliances Co., Ltd., free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws) and are the lawful, record and beneficial owners of all of the Equity Interests. At the Closing, Oceanic Well Profit, Inc. will be vested with good and marketable title to the ownership or the Acquisition Shares, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws).  No legend or other reference to any purported Lien appears upon any certificate representing the Acquisition Shares.

(b)  No Redemption Requirements. There are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which Zhongshan City Weihe Appliances Co., Ltd. or any of the Shareholders is obligated to deliver or sell, or cause to be delivered or sold. There are no outstanding contractual obligations (contingent or otherwise) of Zhongshan City Weihe Appliances Co., Ltd. to retire, repurchase, redeem or otherwise acquire any ownership interests in, Zhongshan City Weihe Appliances Co., Ltd. or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

2.7  COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.

Except as would not have a Material Adverse Effect, the business and operations of Zhongshan City Weihe Appliances Co., Ltd. have been and are being conducted in accordance with all applicable national, provincial and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. There are no permits, bonuses, registrations, consents, approvals, authorizations, certificates, or any waiver of the foregoing, which are required to be issued or granted by a Governmental Body for the conduct of the Business as presently conducted or the ownership of the assets of Zhongshan City Weihe Appliances Co., Ltd. Except as would not have a Material Adverse Effect, Zhongshan City Weihe Appliances Co., Ltd. is not, and has not received notice alleging that it is, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which Zhongshan City Weihe Appliances Co., Ltd. is a party or by which any of Zhongshan City Weihe Appliances Co., Ltd.’s properties, assets or rights are bound or affected. To the knowledge of Zhongshan City Weihe Appliances Co., Ltd., no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which Zhongshan City Weihe Appliances Co., Ltd. is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Zhongshan City Weihe Appliances Co., Ltd. is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of Zhongshan City Weihe Appliances Co., Ltd., any event or circumstance relating to Zhongshan City Weihe Appliances Co., Ltd. that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits Zhongshan City Weihe Appliances Co., Ltd. from entering into this Agreement and the Transaction Agreements or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement, the Transaction Agreements or the consummation of the Transactions contemplated hereby or thereby.

2.8  CERTAIN PROCEEDINGS.

There are no outstanding or pending proceeding(s) that has been commenced against or involving Zhongshan City Weihe Appliances Co., Ltd. or any of its assets and, to the knowledge of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders, no matters of the foregoing nature are contemplated or threatened. None of Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders have been charged with, and is not threatened with, or under any investigation with respect to, any allegation concerning any violation of any provision of any national, provincial, local or foreign law, regulation, ordinance, order or administrative ruling, and is not in default with respect to any order, writ, injunction or decree of any Governmental Body.

2.9  NO BROKERS OR FINDERS.

None of Zhongshan City Weihe Appliances Co., Ltd., the Shareholders, or any officer, director, independent contractor, consultant, agent or employee of Zhongshan City Weihe Appliances Co., Ltd. has agreed to pay, or has taken any action that will result in any person or entity becoming obligated to pay or entitled to receive, any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions. Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders shall jointly and severally indemnify and hold Home System Group, Oceanic Well Profit, Inc., and Holy (HK) Limited harmless against any liability or expense arising out of, or in connection with, any such claim.

2.10  TITLE TO AND CONDITION OF PROPERTIES.

Zhongshan City Weihe Appliances Co., Ltd. has good, valid and marketable title to all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible) reflected as owned in its books and records, free and clear of all Liens. Zhongshan City Weihe Appliances Co., Ltd. owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment and all assets necessary for the conduct of its business as presently conducted, except where the failure to own or hold such property, plants, machinery, equipment and assets would not have a Material Adverse Effect on Zhongshan City Weihe Appliances Co., Ltd. No Person other than Zhongshan City Weihe Appliances Co., Ltd. owns or has any right to the use or possession of the assets used in Zhongshan City Weihe Appliances Co., Ltd.’s business. The material buildings, plants, machinery and equipment necessary for the conduct of the business of Zhongshan City Weihe Appliances Co., Ltd. as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put or would be put in the Ordinary Course of Business, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

2.11  ABSENCE OF UNDISCLOSED LIABILITIES.

Zhongshan City Weihe Appliances Co., Ltd. has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether asserted or unasserted, whether due or to become due, whether or not known to Zhongshan City Weihe Appliances Co., Ltd.) arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date which individually or taken together would constitute a Material Adverse Effect on Zhongshan City Weihe Appliances Co., Ltd. and has no debt, obligation or liability to each other or any of the Shareholders or their affiliates, except to the extent specifically set forth on or reserved against on the Balance Sheet of Zhongshan City Weihe Appliances Co., Ltd., dated as of and for March 31, 2007.

The financial statements are consistent with the books and records of Zhongshan City Weihe Appliances Co., Ltd. and fairly present in all material respects the financial condition, assets and liabilities of Zhongshan City Weihe Appliances Co., Ltd., as applicable, taken as a whole, as of the dates and periods indicated, and were prepared in accordance with GAAP (except as otherwise indicated therein or in the notes thereto).

2.12  CHANGES.

Zhongshan City Weihe Appliances Co., Ltd. has not, since March 31, 2007:

(a) Ordinary Course of Business. Conducted its business or entered into any transaction other than in the Ordinary Course of Business, except for this Agreement.

(b) Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects which would have a Material Adverse Effect on Zhongshan City Weihe Appliances Co., Ltd.;

(c) Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the Ordinary Course of Business;

(d) Compensation and Bonuses. Made any payments of any bonuses or compensation other than regular salary payments, or increase in the salaries, or payment on any of its debts in the Ordinary Course of Business, to any of its shareholders, directors, officers, employees, independent contractors or consultants or entry into by it of any employment, severance, or similar contract with any director, officer, or employee, independent contractor or consultant; Adopted, or increased in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

(e) Liens. Created or permitted to exist any Lien on any of its properties or assets other than Permitted Liens;

(f) Capital Stock. Sold, disposed of or encumbered, or authorized the sale, disposition or encumbrance of, or granted or issued any option to acquire any equity interest or any Equity Security, or made any change in its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; changed its equity interest; granted any option or right to purchase its equity interest; granted any registration rights with respect to its equity interest; purchased, redeemed, retired, or otherwise acquired any equity interest; declared or paid any dividend or other distribution or payment in respect of equity interest of any other entity;

(g) Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its shareholders;

(h) Claims. Released, waived or cancelled any claims or rights relating to or affecting Zhongshan City Weihe Appliances Co., Ltd. in excess of $10,000 in the aggregate or instituted or settled any Proceeding involving in excess of $10,000 in the aggregate;

(i) Discharged Liabilities. Paid, discharged, cancelled, waived or satisfied any claim, obligation or liability in excess of $10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the Ordinary Course of Business;

(j) Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness or commit to any endeavor involving a commitment in excess of $10,000 in the aggregate, other than contractual obligations incurred in the Ordinary Course of Business;

(k) Guarantees. Guaranteed or endorsed any obligation or net worth of any Person;

(l) Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(m) Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

(n) Agreements. Entered into any agreement, or otherwise obligated it, to do any of the foregoing.

2.13  MATERIAL CONTRACTS.

Zhongshan City Weihe Appliances Co., Ltd. has delivered to Home System Group, prior to the date of this Agreement, true, correct and complete copies of each of its Material Contracts.

(a) No Defaults. The Material Contracts of Zhongshan City Weihe Appliances Co., Ltd. are valid and binding agreements of Zhongshan City Weihe Appliances Co., Ltd., as applicable, and are in full force and effect and are enforceable in accordance with their terms. Except as would not have a Material Adverse Effect, Zhongshan City Weihe Appliances Co., Ltd. is not in breach or default of any of its Material Contracts to which it is a party and, to the knowledge of Zhongshan City Weihe Appliances Co., Ltd., no other party to any of its Material Contracts is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance has existed that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any of its Material Contracts or (b) permit Zhongshan City Weihe Appliances Co., Ltd. or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of its Material Contracts. Zhongshan City Weihe Appliances Co., Ltd. has not received any notice and has no knowledge of any pending or threatened cancellation, revocation or termination of any of its Material Contracts to which it is a party, and there are no renegotiations of, or attempts to renegotiate.

2.14  TAX RETURNS AND AUDITS.

(a) Tax Returns. (a) All material Tax Returns required to be filed by or on behalf of Zhongshan City Weihe Appliances Co., Ltd. have been timely filed and all such Tax Returns were (at the time they were filed) and are true, correct and complete in all material respects; (b) all Taxes of Zhongshan City Weihe Appliances Co., Ltd. required to have been paid (whether or not reflected on any Tax Return) have been fully and timely paid, (c) no waivers of statutes of limitation have been given or requested with respect to Zhongshan City Weihe Appliances Co., Ltd. in connection with any Tax Returns covering Zhongshan City Weihe Appliances Co., Ltd. or with respect to any Taxes payable by it; (d) no Governmental Body in a jurisdiction where Zhongshan City Weihe Appliances Co., Ltd. does not file Tax Returns has made a claim, assertion or threat to Zhongshan City Weihe Appliances Co., Ltd. that Zhongshan City Weihe Appliances Co., Ltd. is or may be subject to taxation by such jurisdiction; (e) Zhongshan City Weihe Appliances Co., Ltd. has duly and timely collected or withheld, paid over and reported to the appropriate Governmental Body all amounts required to be so collected or withheld for all periods under all applicable laws; (f) there are no Liens with respect to Taxes on the property or assets of Zhongshan City Weihe Appliances Co., Ltd. other than Permitted Liens; (g) there are no Tax rulings, requests for rulings, or closing agreements relating to Zhongshan City Weihe Appliances Co., Ltd. for any period (or portion of a period) that would affect any period after the date hereof; and (h) any adjustment of Taxes of Zhongshan City Weihe Appliances Co., Ltd. made by a Governmental Body in any examination that Zhongshan City Weihe Appliances Co., Ltd. is required to report to the appropriate national, provincial, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid. No state of fact exists or has existed which would constitute ground for the assessment of any tax liability by any Governmental Body. All Tax Returns filed by Zhongshan City Weihe Appliances Co., Ltd. are true, correct and complete.

(b) No Adjustments, Changes. Neither Zhongshan City Weihe Appliances Co., Ltd. nor any other Person on behalf of Zhongshan City Weihe Appliances Co., Ltd. (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of provincial, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of national, provincial, local or foreign law.

(c) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of or Tax Return filed or required to be filed by Zhongshan City Weihe Appliances Co., Ltd., nor is any such claim or dispute pending or contemplated. Zhongshan City Weihe Appliances Co., Ltd. has made available to Home System Group true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed or asserted against or agreed to by Zhongshan City Weihe Appliances Co., Ltd. since January 1, 2004, and any and all correspondence with respect to the foregoing. Zhongshan City Weihe Appliances Co., Ltd. does not have any outstanding closing agreement, ruling request, requests for consent to change a method of accounting, subpoena or request for information to or from a Governmental Body in connection with any Tax matter.

(d) No Tax Allocation, Sharing. Zhongshan City Weihe Appliances Co., Ltd. is not a party to any Tax allocation or sharing agreement. Other than with respect to the Tax Group of which Zhongshan City Weihe Appliances Co., Ltd. is the common parent, Zhongshan City Weihe Appliances Co., Ltd. (a) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of provincial, local or foreign law), and (b) do not have any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, local or foreign law) as a transferee or successor, by contract or otherwise.

2.15  MATERIAL ASSETS.

The financial statements of Zhongshan City Weihe Appliances Co., Ltd. reflect the material properties and assets (real and personal) owned or leased by them.

2.16  INSURANCE COVERAGE.

Zhongshan City Weihe Appliances Co., Ltd. has made available to Home System Group, prior to the date of this Agreement, true, correct and complete copies of all insurance and general liability policies maintained by Zhongshan City Weihe Appliances Co., Ltd. on their properties and assets all claims made under any such current or prior insurance policies. All of such policies (a) taken together, provide adequate insurance coverage for the properties, assets and operations of Zhongshan City Weihe Appliances Co., Ltd. for all risks normally insured against by a Person carrying on the same business as Zhongshan City Weihe Appliances Co., Ltd., and (b) are sufficient for compliance with all applicable Laws and Material Contracts of Zhongshan City Weihe Appliances Co., Ltd. All of such policies are valid, outstanding and in full force and effect and, by their express terms, will continue in full force and effect following the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.16, Zhongshan City Weihe Appliances Co., Ltd. has not received and has no knowledge of (a) any refusal of coverage or any written notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication in writing or otherwise that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. All premiums due on such insurance policies on or prior to the date hereof have been paid. There are no, and Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders have no knowledge of any circumstances or facts which, with or without notice of lapse of time or both would lead to any: (i) pending or threatened claims with respect to Zhongshan City Weihe Appliances Co., Ltd. or their properties or assets under any such insurance policies; (ii) claims as to which the insurers have notified Zhongshan City Weihe Appliances Co., Ltd. that they intend to deny liability; and (iii) existing defaults on the part of Zhongshan City Weihe Appliances Co., Ltd. under any such insurance policies.

2.17  LITIGATION; ORDERS.

There is no Proceeding (whether federal, provincial, local or foreign) pending or, to the knowledge of Zhongshan City Weihe Appliances Co., Ltd., threatened or appealable against or affecting Zhongshan City Weihe Appliances Co., Ltd. or any of its properties, assets, business or employees. To the knowledge of Zhongshan City Weihe Appliances Co., Ltd., there is no fact that might result in or form the basis for any such Proceeding. Zhongshan City Weihe Appliances Co., Ltd. is not subject to any Orders and has not received any written opinion or memorandum or legal advice from their legal counsel to the effect that Zhongshan City Weihe Appliances Co., Ltd. is exposed, from a legal standpoint, to any liability which would be material to its business. Zhongshan City Weihe Appliances Co., Ltd. is not engaged in any legal action to recover monies due it or for damages sustained by any of them.

2.18  LICENSES.

Except as would not have a Material Adverse Effect, Zhongshan City Weihe Appliances Co., Ltd. possesses from the appropriate Governmental Body all licenses, permits, authorizations, approvals, franchises and rights that are necessary for it to engage in its business as currently conducted and to permit it to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Permits”). Except as would not have a Material Adverse Effect on Zhongshan City Weihe Appliances Co., Ltd., Zhongshan City Weihe Appliances Co., Ltd. has not received any written notice from any Governmental Body or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for Zhongshan City Weihe Appliances Co., Ltd. to engage in its business as currently conducted and to permit Zhongshan City Weihe Appliances Co., Ltd. to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect on Zhongshan City Weihe Appliances Co., Ltd., the Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect on Zhongshan City Weihe Appliances Co., Ltd., no event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit. Neither Zhongshan City Weihe Appliances Co., Ltd. nor the Shareholders has received any written notice from any Governmental Body or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Permit. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Persons. All Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

2.19  INTERESTED PARTY TRANSACTIONS.

No officer, director or shareholder of Zhongshan City Weihe Appliances Co., Ltd. or any Affiliate, Related Person or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, either directly or indirectly, (1) has an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Zhongshan City Weihe Appliances Co., Ltd., or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Zhongshan City Weihe Appliances Co., Ltd. any goods or services; (2) has a beneficial interest in any contract or agreement to which Zhongshan City Weihe Appliances Co., Ltd. is a party or by which it may be bound or affected; or (3) is a party to any material agreements, contracts or commitments in effect as of the date hereof with Zhongshan City Weihe Appliances Co., Ltd. “Related Person” means: (i) with respect to a particular individual, the individual’s immediate family which shall include the individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law; and (ii) with respect to a specified individual or entity, any entity or individual that, directly or indirectly, controls, is controlled by, or is under common control with such specified entity or individual.

2.20  GOVERNMENTAL INQUIRIES.

Zhongshan City Weihe Appliances Co., Ltd. has made available to Home System Group a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by Zhongshan City Weihe Appliances Co., Ltd. from (and the response of Zhongshan City Weihe Appliances Co., Ltd. thereto), and each material written statement, report or other document filed by Zhongshan City Weihe Appliances Co., Ltd. with, any Governmental Body since January 1, 2003.

2.21  INTELLECTUAL PROPERTY.

Any Intellectual Property Zhongshan City Weihe Appliances Co., Ltd. uses in its business as presently conducted is owned by Zhongshan City Weihe Appliances Co., Ltd. or properly licensed.   Intellectual Property Zhongshan City Weihe Appliances Co., Ltd. has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with its businesses as presently conducted and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect (collectively, the “Intellectual Property Rights”).  Zhongshan City Weihe Appliances Co., Ltd. has not received any notice that the Intellectual Property Rights used by Zhongshan City Weihe Appliances Co., Ltd. violates or infringes upon the rights of any person or entity.  To the knowledge of Zhongshan City Weihe Appliances Co., Ltd., all such Intellectual Property Rights are enforceable and there is no existing infringement by another person entity of any of the Intellectual Property Rights.

2.22  STOCK OPTION PLANS; EMPLOYEE BENEFITS.

(a) Zhongshan City Weihe Appliances Co., Ltd. does not have any employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided to Zhongshan City Weihe Appliances Co., Ltd. Zhongshan City Weihe Appliances Co., Ltd. has no commitment, whether formal or informal and whether legally binding or not, to create any additional plan, arrangement or practice similar to the Approved Plans.

(b) The consummation of the transactions contemplated hereby will not result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from Zhongshan City Weihe Appliances Co., Ltd. or due to any Person, (ii) any increase in the amount of compensation or benefits payable to any Person or (iii) any acceleration of the vesting or timing of payment of any compensation, award or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Zhongshan City Weihe Appliances Co., Ltd. in favor of any Person. No agreement, arrangement or other contract of Zhongshan City Weihe Appliances Co., Ltd. provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of Zhongshan City Weihe Appliances Co., Ltd.

(c) Zhongshan City Weihe Appliances Co., Ltd. is not a party to or bound by any written or oral agreement or understanding to employ, subsequent to the Closing, any of its respective present or former directors, officers, independent contractors, consultants, agents or employees.

2.24  EMPLOYEE MATTERS.

(a) No former or current employee of Zhongshan City Weihe Appliances Co., Ltd. is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way adversely affected, affects, or will affect (i) the performance of his, her or its duties to Zhongshan City Weihe Appliances Co., Ltd., or (ii) the ability of Zhongshan City Weihe Appliances Co., Ltd. to conduct its business.

(b) None of Zhongshan City Weihe Appliances Co., Ltd. has employees, directors, officers, consultants, independent contractors, representatives or agents whose contract of employment or engagement cannot be terminated by three months’ notice.

(c) Zhongshan City Weihe Appliances Co., Ltd. is not required or obligated to pay, and since January 01, 2006, have not paid any moneys other than in respect of remuneration, pension or other benefits, to or for the benefit of, any director, officer, employee, consultant, independent contractor, representative or agent of Zhongshan City Weihe Appliances Co., Ltd.

(d) Zhongshan City Weihe Appliances Co., Ltd. is in compliance with all applicable laws respecting employment and employment practices, terms and conditions or employment and wages and hours, and is not engaged in any unfair labor practice. There is no labor strike, dispute, shutdown or stoppage actually pending or, to the knowledge of Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders, threatened against or affecting Zhongshan City Weihe Appliances Co., Ltd.

2.25  ENVIRONMENTAL AND SAFETY MATTERS.

Except as would not have a Material Adverse Effect on Zhongshan City Weihe Appliances Co., Ltd.:

(a) Zhongshan City Weihe Appliances Co., Ltd. has at all time been and is in compliance with all Environmental Laws and Regulations applicable to Zhongshan City Weihe Appliances Co., Ltd.

(b) There are no Proceedings pending or, to the knowledge of Zhongshan City Weihe Appliances Co., Ltd., threatened against Zhongshan City Weihe Appliances Co., Ltd. or any of the Shareholders alleging the violation of any Environmental Law or Environmental Permit applicable to Zhongshan City Weihe Appliances Co., Ltd. or alleging that Zhongshan City Weihe Appliances Co., Ltd. is a potentially responsible party for any environmental site contamination. None of Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders are aware of, or has ever received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

(c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Body or third Persons under any Environmental Laws applicable to Zhongshan City Weihe Appliances Co., Ltd.

2.26  MONEY LAUNDERING LAWS.

The operations of Zhongshan City Weihe Appliances Co., Ltd. are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no Proceeding involving Zhongshan City Weihe Appliances Co., Ltd. or any of the Shareholders with respect to the Money Laundering Laws is pending or, to the knowledge of Zhongshan City Weihe Appliances Co., Ltd. or any of the Shareholders, threatened.

2.27  DISCLOSURE.

(a) No statement, representation or warranty of Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders in this Agreement (taken with the Schedules) or the Transaction Agreements or any exhibits or schedules thereto contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the Schedules shall control.

(c) The books of account, minute books and stock record books of Zhongshan City Weihe Appliances Co., Ltd., all of which have been made available to Home System Group, are complete and accurate and have been maintained in accordance with sound business practices. Without limiting the generality of the foregoing, the minute books of Zhongshan City Weihe Appliances Co., Ltd. contain complete and accurate records of all meetings held, and corporate action taken, by the shareholders, the boards of directors, and committees of the boards of directors of Zhongshan City Weihe Appliances Co., Ltd., as applicable, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

2.28  SHAREHOLDER REPRESENTATIONS. Each of the Shareholders understands, acknowledges and agrees that the offering and sale of the Acquisition Shares to the Shareholders has not been registered under the Securities Act or under any state securities laws or regulations and that the Acquisition Shares are being offered and sold to it in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act and that Zhongshan City Weihe Appliances Co., Ltd. is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each of the Shareholders set forth herein in order to determine the applicability of such exemptions and the suitability of such Shareholders to acquire the Acquisition Shares. In this regard, each of the Shareholders represents and warrants as follows:

(a) it is not a U.S. Person (as defined below) and is not an affiliate (as defined in Rule 501(b) under the Securities Act) of Zhongshan City Weihe Appliances Co., Ltd. A U.S. Person means any one of the following: (1) any natural person resident in the United States of America; (2) any partnership or corporation organized or incorporated under the laws of the United States of America; (3) any estate of which any executor or administrator is a U.S. person; (4) any trust of which any trustee is a U.S. person; (5) any agency or branch of a foreign entity located in the United States of America; (6) any non−discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and (8) any partnership or corporation if: (a) organized or incorporated under the laws of any foreign jurisdiction; and (b) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(b) At the time of the origination of contact concerning this contract and the date of the execution and delivery of this contract, each of the Shareholders was outside of the United States.

(c) each of the Shareholders will not, during the period commencing on the date of issuance of the Acquisition Shares and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the "Restricted Period"), offer, sell, pledge or otherwise transfer the Acquisition Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S. At no time shall a Shareholder offer or sell the Acquisition Shares unless they are registered under the Securities Act or are exempt from the registration requirements of the Securities Act and any applicable state or foreign securities laws or regulations.

(d) each of the Shareholders will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Acquisition Shares only pursuant to registration under the Securities Act or an available exemption therein and, in accordance with all applicable state and foreign securities laws.

(e) such Shareholder has not in the United States, engaged in, and prior to the expiration of the Restricted Period will not directly or indirectly engage in, any short selling of or any hedging or similar transaction with respect to the Acquisition Shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

(f) Neither the Shareholder nor or any person acting on its behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Acquisition Shares and the Shareholder and any person acting on its behalf have complied and will comply with the "offering restrictions" requirements of Regulation S under the Securities Act.

(g) The transactions contemplated by this contract have not been prearranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

(h) Neither the Shareholder nor any person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Acquisition Shares.  the Shareholder agrees not to cause any advertisement of the Acquisition Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Acquisition Shares, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOME SYSTEM GROUP

Home System Group hereby represents and warrants to the Shareholders as of the date hereof:

3.1  ORGANIZATION; GOOD STANDING.

Home System Group is duly incorporated, validly and in good standing existing under the laws of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on the business, assets or financial condition of Home System Group, or (ii) impair the ability of Home System Group to perform its material obligations under this Agreement. Home System Group is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect on Home System Group.

3.2  HOME SYSTEM GROUP COMMON STOCK.

As of June 12, 2007, there were 62,297,949 shares of Home System Group’s common stock issued and outstanding. The Shares, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued, fully paid and nonassessable.

3.3  AUTHORITY; BINDING NATURE OF AGREEMENTS.

(a) The execution, delivery and performance of this Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Home System Group in connection herewith have been duly authorized by all necessary corporate action on the part of Home System Group and its board of directors.

(b) This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Home System Group constitute the legal, valid and binding obligation of Home System Group, enforceable against Home System Group in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, Exchange, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

(c) There is no pending Proceeding, and, to Home System Group’s knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Exchange or Home System Group’s ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the knowledge of Home System Group, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

3.4  NON-CONTRAVENTION; CONSENTS.

The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Exchange, by Home System Group will not, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a material violation of (i) Home System Group’s Articles of Incorporation or Bylaws, or (ii) any resolution adopted by Home System Group Board or any committee thereof or the stockholders of Home System Group;

(b) to the knowledge of Home System Group, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Exchange or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which Home System Group or any material assets owned or used by it are subject;

(c) to the knowledge of Home System Group, cause any material assets owned or used by Home System Group to be reassessed or revalued by any taxing authority or other Governmental Body;

(d) to the knowledge of Home System Group, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Home System Group or that otherwise relates to Home System Group’s business or to any of the material assets owned or used by Home System Group, where such contraventions, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would have a Material Adverse Effect on Home System Group;

(e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Contract to which Home System Group is a party;

(f) give any Person the right to any payment by Home System Group or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Home System Group in favor of any Person, in any such case as a result of the Exchange; or

(g) result in the imposition or creation of any material Lien upon or with respect to any material asset owned or used by Home System Group.

Except for Consents, filings or notices required under the state and federal securities laws or any other laws or regulations or as otherwise contemplated in this Agreement and the other Transactional Agreements, Home System Group will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of the Exchange.

3.5  FINDERS AND BROKERS.

(a) Neither Home System Group nor any Person acting on behalf of Home System Group has engaged any finder, broker, intermediary or any similar Person in connection with the Exchange.

(b) Home System Group has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Exchange is consummated.

3.6  REPORTS AND FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES.

(a) Home System Group has filed all reports required to be filed with the SEC pursuant to the Exchange Act since January 1, 2007 (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by Home System Group with the SEC, are collectively referred to as the “Home System Group SEC Reports”). All of the Home System Group SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Home System Group, the audited financial statements of Home System Group included in the Home System Group SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of Home System Group, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and (iii) present fairly the financial position of Home System Group as of the dates thereof and the results of operations and cash flows for the periods then ended. To the knowledge of Home System Group, the unaudited financial statements included in the Home System Group SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of Home System Group, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and (iii) present fairly the financial position of Home System Group as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

(b) Except as specifically contemplated by this Agreement or reflected in the Home System Group SEC Reports, since January 1, 2007, there has not been (i) any material adverse change in Home System Group’s business, assets, liabilities, operations, and, to the knowledge of Home System Group, no event has occurred that is likely to have a material adverse effect on Home System Group’s business, assets, liabilities or operations, (ii) any declarations setting aside or payment of any dividend or distribution with respect to the Home System Group Shares other than consistent with past practices, (iii) any material change in Home System Group’s accounting principles, procedures or methods, (iv) cancellation in writing of any material customer contract or (v) the loss of any customer relationship which would have a material adverse effect on Home System Group’s business, assets, liabilities or operations.

3.7  COMPLIANCE WITH APPLICABLE LAW.

Except as disclosed in the Home System Group SEC Reports filed prior to the date of this Agreement and except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect on the business, results of operations or financial condition of Home System Group, to Home System Group’s knowledge Home System Group holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Home System Group is not being conducted in violation of, any Governmental Authorization applicable to Home System Group.

3.8  COMPLETE COPIES OF REQUESTED REPORTS.

Home System Group has delivered or made available true and complete copies of each document that has been reasonably requested by Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders.

ARTICLE IV

COVENANTS OF ZHONGSHAN CITY WEIHE APPLIANCES CO., LTD.

4.1  ACCESS AND INVESTIGATION.

Each of Zhongshan City Weihe Appliances Co., Ltd., the Shareholders and their Representatives, shall ensure that, at all times during the Pre-Closing Period:

(a) Zhongshan City Weihe Appliances Co., Ltd. and their Representatives provide Home System Group and its Representatives access, at reasonable times and with twenty-four (24) hours notice from Home System Group to Zhongshan City Weihe Appliances Co., Ltd. , to all of the premises and assets of Zhongshan City Weihe Appliances Co., Ltd. , to all existing books, records, Tax Returns, work papers and other documents and information relating to Zhongshan City Weihe Appliances Co., Ltd. , and to responsible officers and employees of Zhongshan City Weihe Appliances Co., Ltd., and Zhongshan City Weihe Appliances Co., Ltd. and its Representatives provide Home System Group and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Zhongshan City Weihe Appliances Co., Ltd. as Home System Group may request in good faith;

(b) Each of Zhongshan City Weihe Appliances Co., Ltd. and their Representatives confer regularly with Home System Group upon its request, concerning operational matters and otherwise report regularly (not less than semi-monthly and as Home System Group may otherwise request) to Home System Group and discuss with Home System Group and its Representatives concerning the status of the business, condition, assets, liabilities, operations, and financial performance of Zhongshan City Weihe Appliances Co., Ltd., and promptly notify Home System Group of any material change in the business, condition, assets, liabilities, operations, and financial performance of Zhongshan City Weihe Appliances Co., Ltd. , or any event reasonably likely to lead to any such change.

4.2  OPERATION OF BUSINESS.

Each of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders shall ensure that, during the Pre-Closing Period:

(a) It conducts its operations in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b) It uses its commercially reasonable efforts to preserve intact its current business organization, keep available and not terminate the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Zhongshan City Weihe Appliances Co., Ltd.;

(c) It does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, and does not repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, except with respect to the repurchase of shares of Zhongshan City Weihe Appliances Co., Ltd. Equity Interests upon termination of employees at the original Purchase Price pursuant to agreements existing at the date hereof;

(d) It does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except the issuance of shares of Zhongshan City Weihe Appliances Co., Ltd. Equity Interests pursuant to option grants to employees made under the Option Plan in the Ordinary Course of Business;

(e) It does not amend its Articles of Incorporation, Bylaws or other Organizational Documents, and does not effect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) It does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(g) It does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(h) It does not change any of its methods of accounting or accounting practices in any respect;

(i) It does not make any Tax election;

(j) It does not commence or take any action or fail to take any action which would result in the commencement of any Proceeding;

(k) It does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Indebtedness or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

(l) It pays all debts and Taxes, files all of its Tax Returns (as provided herein) and pays or performs all other obligations, when due;

(m) It does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

(n) It does not hire any new officer-level employee;

(o) It does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

(p) Except as otherwise contemplated hereunder, it does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

(q) It does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by it in this Agreement.

4.3  FILINGS AND CONSENTS; COOPERATION.

Each of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) It promptly delivers to Home System Group a copy of each filing made, each notice given and each Consent obtained by Zhongshan City Weihe Appliances Co., Ltd. during the Pre-Closing Period; and

(d) During the Pre-Closing Period, it and its Representatives cooperate with Home System Group and Home System Group’s Representatives, and prepare and make available such documents and take such other actions as Home System Group may request in good faith, in connection with any filing, notice or Consent that Home System Group is required or elects to make, give or obtain.

4.4  CONFIDENTIALITY; PUBLICITY.

Each of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders shall ensure that:

(a) It and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Exchange; and

(b) neither it nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of its suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Exchange; except in each case to the extent that it is required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that if it is required by law to make any such disclosure, Zhongshan City Weihe Appliances Co., Ltd. advises Home System Group, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

4.5  FINANCIAL PROJECTIONS.

Each of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders shall ensure that Zhongshan City Weihe Appliances Co., Ltd. realizes (a) US$70 million in sales revenue and US$8.8 million in net income for fiscal the fiscal year ending December 31, 2007 and (b) US$88 million in sales revenue and US$12.6 million in net income for the fiscal year ending December 31, 2008 (together, the “Performance Thresholds”).  Each of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders agrees that if Zhongshan City Weihe Appliances Co., Ltd. does not meet one or both of the Performance Thresholds set forth herein, then at the end of each such fiscal year, Home System Group shall have the right to deduct from the Cash Component, an amount that is equal to the percentage by which Zhongshan City Weihe Appliances Co., Ltd.’s net income as determined by its independent auditors misses the net income portion of each such Performance Threshold.

4.6  MANAGEMENT.

Each of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders shall take steps to ensure that the current executive officers of Zhongshan City Weihe Appliances Co., Ltd. (each an “Executive”) will be contractually obligated to continue working in their current respective positions with Zhongshan City Weihe Appliances Co., Ltd., for no less than two years after the date hereof; provided, however, that Home System Group shall have the right to terminate any such Executive at its sole discretion for Cause.  For purposes of this Agreement "Cause" shall mean (a) conviction of a felony, bad faith or willful gross misconduct that, in any case, results in material damage to the business or reputation of Home System Group; (b) the willful commission by the Executive of acts that are dishonest and demonstrably or materially injurious to Home System Group, monetarily or otherwise; or (c) willful and continued failure to perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness) within 30 days after Home System Group delivers to him a written demand for performance that specifically identifies the actions to be performed.

ARTICLE V.

COVENANTS OF HOME SYSTEM GROUP

5.1  NOTIFICATION.

During the Pre-Closing Period, Home System Group shall promptly notify Zhongshan City Weihe Appliances Co., Ltd. in writing of:

(a) the discovery by Home System Group of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by Home System Group in this Agreement; and,

(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of Zhongshan City Weihe Appliances Co., Ltd.) and that is contrary to any representation or warranty made by Home System Group in this Agreement;

5.2  FILINGS AND CONSENTS; COOPERATION.

Home System Group shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by Home System Group in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by Home System Group in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) Home System Group promptly delivers to Zhongshan City Weihe Appliances Co., Ltd. a copy of each filing made, each notice given and each Consent obtained by Home System Group during the Pre-Closing Period; and

(d) During the Pre-Closing Period, Home System Group and its Representatives cooperate with Zhongshan City Weihe Appliances Co., Ltd. and its Representatives, and prepare and make available such documents and take such other actions as Zhongshan City Weihe Appliances Co., Ltd. may request in good faith, in connection with any filing, notice or Consent that Zhongshan City Weihe Appliances Co., Ltd. is required or elects to make, give or obtain.

5.3 DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Each of Home System Group, Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders acknowledges and agrees that it may receive Confidential Information in connection with this Transaction including without limitation, any information disclosed during the due diligence process, the public disclosure of which will harm the disclosing party’s business. The Receiving Party may use Confidential Information only in connection with the Transaction. The results of the due diligence review may not be used for any other purpose other than in connection with the Transaction. Except as expressly provided in this Agreement, the Receiving Party shall not disclose Confidential Information to anyone without the Disclosing Party’s prior written consent. The Receiving Party shall take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. The Receiving Party shall not export any Confidential Information in any manner contrary to the export regulations of the governmental jurisdiction to which it is subject.

(b) The Receiving Party may disclose Confidential Information as required to comply with binding orders of governmental entities that have jurisdiction over it, provided that the Receiving Party (i) gives the Disclosing Party reasonable notice (to the extent permitted by law) to allow the Disclosing Party to seek a protective order or other appropriate remedy, (ii) discloses only such information as is required by the governmental entity, and (iii) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.

(c) All Confidential Information shall remain the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of Confidential Information shall not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party’s patents, copyrights, trade secrets, trademarks or other intellectual property rights.

(d) The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Receiving Party. The Receiving Party shall cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.

(e) The Receiving Party shall return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) promptly following the Disclosing Party’s written request; provided, however, that, subject to the provisions of this Agreement, the Receiving Party may retain one copy of such materials in the confidential, restricted access files of its legal department for use only in the event a dispute arises between the parties related to the Transaction and only in connection with that dispute. At the Disclosing Party’s option, the Receiving Party shall provide written certification of its compliance with this Section.

5.4  INDEMNIFICATION.

(a) Each of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders, jointly and severally, shall defend, indemnify and hold harmless Home System Group, and its respective employees, officers, directors, stockholders, controlling persons, affiliates, agents, successors and assigns (collectively, the “Home System Group Indemnified Persons”), and shall reimburse the Home System Group Indemnified Persons, for, from and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), directly or indirectly, relating to, resulting from or arising out of:

(i) any untrue representations, misrepresentations or breach of warranty by or of Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders contained in or pursuant to this Agreement.

(ii) any breach or nonfulfillment of any covenant, agreement or other obligation by or of Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders (only to the extent made or occurring prior to or at the Closing) contained in or pursuant to this Agreement, the Transaction Agreements executed by Zhongshan City Weihe Appliances Co., Ltd. or any of the Shareholders in their individual capacity, or any of the other agreements, documents, schedules or exhibits to be entered into by Zhongshan City Weihe Appliances Co., Ltd. or any of the Shareholders in their individual capacity pursuant to or in connection with this Agreement;

(iii) all of Pre-Closing liabilities of Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders; and

(iv) any liability, claim, action or proceeding of any kind whatsoever, whether instituted or commenced prior to or after the Closing Date, which directly or indirectly relates to, arises or results from, or occurs in connection with facts or circumstances relating to the conduct of business of Zhongshan City Weihe Appliances Co., Ltd., or the assets of Zhongshan City Weihe Appliances Co., Ltd., or events or circumstances existing on or prior to the Closing Date.

(b) Home System Group shall defend, indemnify and hold harmless Zhongshan City Weihe Appliances Co., Ltd. and its respective affiliates, agents, successors and assigns (collectively, the “Zhongshan City Weihe Appliances Co., Ltd. Indemnified Persons”), and shall reimburse the Zhongshan City Weihe Appliances Co., Ltd. Indemnified Persons, for, from and against any Damages, directly or indirectly, relating to, resulting from or arising out of: (i) any untrue representation, misrepresentation or breach of warranty by or of Home System Group contained in or pursuant to this Agreement; (ii) any breach or nonfulfillment of any covenant, agreement or other obligations by or of Home System Group contained in or pursuant to this Agreement, the Transaction Agreements or any other agreements, documents, schedules or exhibits to be entered into or delivered to pursuant to or in connection with this Agreement.

(c) Promptly after receipt by an indemnified Party under Section 5.4 of this Agreement of notice of a claim against it (“Claim”), such indemnified Party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of such Claim, but the failure to so notify the indemnifying Party will not relieve the indemnifying Party of any liability that it may have to any indemnified Party, except to the extent that the indemnifying Party demonstrates that the defense of such action is prejudiced by the indemnified Party’s failure to give such notice.

(d) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

(e) Each of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders agrees that in the event that the Home System Group Indemnified Persons sustain any Damages as set forth in this Section 5.4, then Home System Group shall have the right to setoff from the Cash Component any reimbursement amount due and payable hereunder.  Furthermore, each of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders agrees that if the Damages sustained by Home System Group are greater than any unpaid amounts due to Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders hereunder, then Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders shall promptly return to Home System Group that number of Acquisition Share certificates equal to the value of such additional due and payable reimbursement amount.  Notwithstanding anything to the contrary contained herein, neither party to this agreement shall be liable to any other party hereto for any amount in excess of the Cash Component.

ARTICLE VI.

CLOSING CONDITIONS OF HOME SYSTEM GROUP

Home System Group’s obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

6.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES.

The representations and warranties of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing. Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

6.2  ADDITIONAL CONDITIONS TO CLOSING.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of the Acquisition Shares and the transfer of the Equity Interests shall have been received.

 (b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Exchange, other than those the failure to obtain which would not materially adversely affect the consummation of the Exchange or in the aggregate have a material adverse effect on Home System Group and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon Home System Group or its subsidiaries or Zhongshan City Weihe Appliances Co., Ltd., including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

6.3  PERFORMANCE OF AGREEMENTS.

Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required to be performed by Zhongshan City Weihe Appliances Co., Ltd. or any of the Shareholders, as the case may be, pursuant to this Agreement, except as Home System Group has otherwise consented in writing.

6.4  NO MATERIAL ADVERSE CHANGE AND SATISFACTORY DUE DILIGENCE.

There shall not have been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of Zhongshan City Weihe Appliances Co., Ltd. since the date of this Agreement as determined by Home System Group in its discretion. Home System Group shall be satisfied in all respects with the results of its due diligence review of Zhongshan City Weihe Appliances Co., Ltd.

6.5 ZHONGSHAN CITY WEIHE APPLIANCES CO., LTD. CLOSING CERTIFICATES.

In addition to the documents required to be received under this Agreement, Home System Group shall also have received the following documents:

(a) copies of shareholders resolutions of Zhongshan City Weihe Appliances Co., Ltd. signed by all the Shareholders of Zhongshan City Weihe Appliances Co., Ltd., authorizing the execution, delivery and performance of this Agreement and other Transactional Agreements;

(b) good standing certificate from China of Zhongshan City Weihe Appliances Co., Ltd.; and

(c) a specific equity transfer agreement signed by Zhongshan City Weihe Appliances Co., Ltd. and Oceanic Well Profit, Inc. for the purpose of altering the shareholders of Zhongshan City Weihe Appliances Co., Ltd. with the local administration for industry and commerce;

(d) an amended articles of association of Zhongshan City Weihe Appliances Co., Ltd.;

(e) a new business license of Zhongshan City Weihe Appliances Co., Ltd. reflecting the change of the registration of shareholders from Zhongshan City Weihe Appliances Co., Ltd. And Oceanic Well Profit, Inc.;

(f) such other documents as Home System Group may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty made by Zhongshan City Weihe Appliances Co., Ltd., (ii) evidencing the compliance by Zhongshan City Weihe Appliances Co., Ltd., or the performance by Zhongshan City Weihe Appliances Co., Ltd. of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VII or this Article VI, or (iv) otherwise facilitating the consummation or performance of the Exchange.

6.6  TRANSACTIONAL AGREEMENTS.

Each Person (other than Home System Group) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

6.7  RESIGNATION OF DIRECTORS AND OFFICERS.

Home System Group shall have received a written resignation from each of the directors and officers of Zhongshan City Weihe Appliances Co., Ltd. effective as of the Closing.

6.8  DELIVERY OF SHAREHOLDER CERTIFICATES, MINUTE BOOK AND CORPORATE SEAL.

The Shareholders shall have delivered to Home System Group the shareholder certificates, minute books and corporate seals of Zhongshan City Weihe Appliances Co., Ltd.

ARTICLE VII.

CLOSING CONDITIONS OF THE SHAREHOLDERS

The Shareholders’ obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

7.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES.

The representations and warranties of Home System Group in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing and Home System Group shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

7.2  ADDITIONAL CONDITIONS TO CLOSING.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance and transfer of the Acquisition Shares by Home System Group and the transfer of the Equity Interests by Zhongshan City Weihe Appliances Co., Ltd. shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Home System Group, its subsidiaries or Zhongshan City Weihe Appliances Co., Ltd. or any of their subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

7.3  HOME SYSTEM GROUP CLOSING CERTIFICATES.

The Shareholders shall have received the following documents:

(a) copies of resolutions of Home System Group, certified by a Secretary, Assistant Secretary or other appropriate officer of Home System Group, authorizing the execution, delivery and performance of the Transactional Agreements and the Exchange;

(b) good standing certificates for the State of Nevada; and

(c) such other documents as Zhongshan City Weihe Appliances Co., Ltd. may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty made by Home System Group, (ii) evidencing the compliance by Home System Group with, or the performance by Home System Group of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VI or this Article VII, or (iv) otherwise facilitating the consummation or performance of the Exchange.

7.4  NO MATERIAL ADVERSE CHANGE.

There shall not have been any material adverse change in Home System Group’s business, condition, assets, liabilities, operations or financial performance since the date of this Agreement.

7.5  PERFORMANCE OF AGREEMENTS.

Home System Group shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by Home System Group pursuant to this Agreement, except as Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders have otherwise consented in writing.

7.6  HOME SYSTEM GROUP STOCK.

On the Closing Date, the Acquisition Shares shall be eligible for quotation on the OTC Bulletin Board.

ARTICLE VIII.

FURTHER ASSURANCES

8.1   COMMERCIALLY REASONABLE EFFORTS

During the Pre-Closing Period, each of the parties hereto agrees that it will use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before June 30, 2007, in accordance with Section 1.4, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties each such party becoming untrue, or in any of the conditions of Closing set forth in Article VI or Article VII not being satisfied.

8.2   COOPERATION

Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles VI and VII. Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders shall reasonably cooperate with Home System Group in its of the books and records of Zhongshan City Weihe Appliances Co., Ltd., or in preparing any solicitation materials to be sent to the shareholders of Home System Group in connection with the approval of the Exchange and the transactions contemplated by the Transactional Agreements.

ARTICLE IX.

TERMINATION

9.1  TERMINATION.

This Agreement may be renegotiated or terminated and the Exchange abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Home System Group, Holy (HK) Limited, Oceanic Well Profit, Inc., Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders;

(b) by Home System Group if it is not satisfied with the results of its due diligence review of Zhongshan City Weihe Appliances Co., Ltd. for any reason;

(c) by Home System Group if (i) there is a material Breach of any covenant or obligation of Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders; provided however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) Home System Group reasonably determines that the timely satisfaction of any condition set forth in Article VI has become impossible or impractical (other than as a result of any failure on the part of Home System Group to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements);

(d) by Zhongshan City Weihe Appliances Co., Ltd. if (i) there is a material Breach of any covenant or obligation of Home System Group; provided however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) Zhongshan City Weihe Appliances Co., Ltd. reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible or impractical (other than as a result of any failure on the part of Zhongshan City Weihe Appliances Co., Ltd. or any Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

(e) by Home System Group if the Closing has not taken place on or before July 31, 2007 (except if as a result of any failure on the part of Home System Group to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

(f) by Zhongshan City Weihe Appliances Co., Ltd. if the Closing has not taken place on or before July 31, 2007 (except if as a result of the failure on the part of Zhongshan City Weihe Appliances Co., Ltd. or the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

(g) by any of Home System Group, on the one hand or Zhongshan City Weihe Appliances Co., Ltd., on the other hand, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Exchange and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (g) shall have used all commercially reasonable efforts to remove such order, decree or ruling; or

(h) a breach of any of the provisions of Article 4 which, the parties agree, without limitation, would be a material Breach of this Agreement.

9.2  TERMINATION PROCEDURES.

If Home System Group wishes to terminate this Agreement pursuant to Section 9.1, Home System Group shall deliver to the Shareholders and Zhongshan City Weihe Appliances Co., Ltd. a written notice stating that Home System Group is terminating this Agreement and setting forth a brief description of the basis on which Home System Group is terminating this Agreement. If Zhongshan City Weihe Appliances Co., Ltd. wishes to terminate this Agreement pursuant to Section 9.1, Zhongshan City Weihe Appliances Co., Ltd., as applicable, shall deliver to Home System Group a written notice stating that Zhongshan City Weihe Appliances Co., Ltd. is terminating this Agreement and setting forth a brief description of the basis on which Zhongshan City Weihe Appliances Co., Ltd. is terminating this Agreement.

9.3  EFFECT OF TERMINATION.

In the event of termination of this Agreement as provided above, this Agreement shall forthwith have no further effect. Except for a termination resulting from a Breach by a party to this Agreement, there shall be no liability or obligation on the part of any party hereto. In the event of a breach, the remedies of the non-breaching party shall be to seek damages from the breaching party or to obtain an order for specific performance, in addition to or in lieu of other remedies provided herein. Upon request after termination, each party will redeliver or, at the option of the party receiving such request, destroy all reports, work papers and other material of any other party relating to the Exchange, whether obtained before or after the execution hereof, to the party furnishing same; provided, however, that Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders shall, in all events, remain bound by and continue to be subject to Section 4.6 and all parties shall in all events remain bound by and continue to be subject to Section 5.3 and 5.4.

Notwithstanding the above, both Home System Group, on the one hand, and Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders, on the other hand, shall be entitled to announce the termination of this Agreement by means of a mutually acceptable press release.

ARTICLE X.

MISCELLANEOUS

10.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties of Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders in this Agreement shall survive for a period of 24 months after the Closing. The right to indemnification, reimbursement or other remedy based on such representations and warranties will not be affected by any investigation conducted by the parties.

10.2  EXPENSES.

Except as otherwise set forth herein, each of the parties to the Exchange shall bear its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

10.3  ENTIRE AGREEMENT.

This Agreement and the other Transactional Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

10.4  COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10.5  DESCRIPTIVE HEADINGS.

The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

10.6  NOTICES.

Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier to occur of the date of personal delivery, the date of receipt or three (3) days after posting by overnight courier or registered or certified mail, postage prepaid, addressed as follows:

If to Home System Group:	Oceanic Industry Park, Sha Gang highway, Gang Kou Town, Zhongshan City, Guangdong, People’s Republic of China, 528447

If to Zhongshan City Weihe Appliances Co., Ltd.:	1 Jinhua Road, West Shalang High-technology Development Area, Zhongshan City, Guangdong, People’s Republic of China, 528411

If to the Shareholders:	Oceanic Industry Park, Sha Gang highway, Gang Kou Town, Zhongshan City, Guangdong, China P.C. 528447

10.7  CHOICE OF LAW.

This Agreement shall be construed in accordance with and governed by and construed in accordance with the law of the State of New York (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

10.8  BINDING EFFECT; BENEFITS.

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the Shareholders and other Persons expressly referred to herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.9  ASSIGNABILITY.

Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties and any attempted assignment without such consent shall be void.

10.10  WAIVER AND AMENDMENT.

Any term or provision of this Agreement may be waived at any time by the party, which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect. Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders hereby acknowledge their intent that this Agreement includes as a party any holder of capital stock in Zhongshan City Weihe Appliances Co., Ltd. at the time of Closing. Home System Group, Oceanic Well Profit, Inc., Zhongshan City Weihe Appliances Co., Ltd. and the Shareholders therefore agree that this Agreement may be amended, without the further consent of any party to this Agreement, (i) to add as a new Shareholder any existing shareholder of Zhongshan City Weihe Appliances Co., Ltd. and (ii) to modify Schedule 1 to reflect the addition of such shareholder.

10.11  ATTORNEYS’ FEES.

In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ and experts’ fees and costs, in addition to such other relief as may be granted.

10.12  SEVERABILITY.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.13  CONSTRUCTION.

In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has or has had the opportunity to consult independent legal counsel regarding the legal effect and meaning of this document and all terms and conditions hereof; (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

HOME SYSTEM GROUP

By:	/s/ Weiqiu Li
Weiqiu Li
Chairman and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has executed and delivered this Counterpart Signature Page as of the day and year first above written..

ZHONGSHAN CITY WEIHE APPLIANCES CO., LTD.

By:	/s/ Dongshan Wang
Dongshan Wang

By:	/s/ Qian Huang
Qian Huang

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Agreement” shall mean the Share Exchange Agreement to which this Exhibit A is, as it may be amended from time to time.

“Approved Plans” shall mean a stock option or similar plan for the benefit of employees or others, which has been approved by the shareholders of Zhongshan City Weihe Appliances Co., Ltd.

“Breach” There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

“Certificates” shall have the meaning specified in Section 1.3 of the Agreement.

“Closing” shall have the meaning specified in Section 1.4 of the Agreement.

“Closing Date” shall have the meaning specified in Section 1.4 of the Agreement.

“Code” shall have the meaning specified in the Recitals of this Agreement.

“Confidential Information” shall mean all nonpublic information disclosed by one party or its agents (the “Disclosing Party”) to the other party or its agents (the “Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation (i) nonpublic information relating to the Disclosing Party’s technology, customers, vendors, suppliers, business plans, intellectual property, promotional and marketing activities, finances, agreements, transactions, financial information and other business affairs, and (ii) third-party information that the Disclosing Party is obligated to keep confidential. Confidential Information does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) is received from a third party who, to the knowledge of the Receiving Party, did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Home System Group” shall have the meaning specified in the first paragraph of the Agreement.

“Home System Group Common Stock” shall mean the shares of common stock of Home System Group.

“Home System Group SEC Reports” shall have the meaning specified in Section 4.6 of the Agreement.

“Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” shall mean any Law or other requirement relating to the protection of the environment, health, or safety from the release or disposal of hazardous materials.

“Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

“Equity Security” shall mean any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis.

“Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or

(b) right under any contract with any Governmental Body.

“Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

(d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including any court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality.

“Holy (HK) Limited” shall have the meaning specified in the first paragraph of the Agreement.

“Indebtedness” shall mean any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” A corporation shall be deemed to have “knowledge” of a particular fact or matter only if a director or officer of such corporation has, had or should have had knowledge of such fact or matter.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge, right of first refusal, encumbrance or other adverse claim or interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the affected party, in each case taken as a whole or (b) materially impair the ability of the affected party to perform its obligations under this Agreement and the Transaction Agreements, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the affected party operates.

“Material Contract” means any and all agreements, contracts, arrangements, understandings, leases, commitments or otherwise, providing for potential payments by or to the company in excess of $10,000, and the amendments, supplements and modifications thereto.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

“Ordinary Course of Business” shall mean an action taken by Zhongshan City Weihe Appliances Co., Ltd. if (i) such action is taken in normal operation, consistent with past practices, (ii) such action is not required to be authorized by the Shareholders, Board of Directors or any committee of the Board of the Directors or other governing body of Zhongshan City Weihe Appliances Co., Ltd. and (iii) does not require any separate or special authorization or consent of any nature by any Governmental Body or third party.

“Permitted Liens” shall mean (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and material men and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

“Person” shall mean any individual, Entity or Governmental Body.

 “Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

“Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, all subsidiaries of such specified party, and all such Persons with respect to such subsidiaries. The Related Persons of Zhongshan City Weihe Appliances Co., Ltd. shall be deemed to be “Representatives” of Zhongshan City Weihe Appliances Co., Ltd., as applicable.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Taxes” shall mean all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Tax Group” shall mean any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which Zhongshan City Weihe Appliances Co., Ltd. is now or was formerly a member.

“Tax Return” shall mean any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactional Agreements” shall mean the Agreement and all other agreements and documents required pursuant to the terms of the Agreement.

“Zhongshan City Weihe Appliances Co., Ltd.” shall have the meaning specified in the first paragraph of the Agreement.

“Zhongshan City Weihe Appliances Co., Ltd Balance Sheet” shall mean Zhongshan City Weihe Appliances Co., Ltd.’s audited balance sheet at December 31, 2005 and December 31, 2006.

“Zhongshan City Weihe Appliances Co., Ltd. Equity Interests” shall mean the shares of common stock of Zhongshan City Weihe Appliances Co., Ltd.

EXHIBIT B

FORM OF PROMISSORY NOTE

HOME SYSTEM GROUP.

UNSECURED PROMISSORY NOTE

NO. 1	$13,500,000	July __, 2007

FOR VALUE RECEIVED, the undersigned, Home System., a Nevada corporation (the “Maker”), hereby promises to pay to the order of ______________ (the “Payee”), the principal amount of $13,500,000 (the “Principal”), all in accordance with the provisions of this promissory note.  Capitalized terms used, but not otherwise defined, have the meanings ascribed to such terms of the Share Exchange Agreement (the “Share Exchange Agreement”).

1. Payment of Principal.   The Principal shall be due and payable as follows:  (a) $5,400,000 on the first anniversary of the Closing of the transactions contemplated by the Share Exchange Agreement, and (b) $8,100,000 on the close of business on the second anniversary of the Closing of the transactions contemplated by the Share Exchange Agreement (each, a “Maturity Date”); provided, however, that: (a) the Maker shall have the right to reduce the Principal by the amount of any reimbursement due to the Maker for, from and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim  directly or indirectly, relating to, resulting from or arising out any conduct of Payee covered in Section 5.4 of the Share Exchange Agreement, in accordance with the terms thereof; and (b) the Maker shall have the right to reduce the Principal by the amount of any setoff from the Cash Component due to the Maker as a result of the Payee’s failure to achieve one or both of the Performance Thresholds set forth in Section 4.5 of the Share Exchange Agreement.

2. No Interest. Under no circumstances shall interest accrue or be charged on the unpaid principal balance of this promissory note.

3. Method of Payment. Payments hereunder shall be in lawful money of the United States and shall be made to Payee at the following address or at such other place as Payee may designate to Maker in writing: c/o No.56 Tongan Rd. West, Dongfeng Town Zhongshan, Guangdong, People’s Republic of China, 528425

4. Prepayment. This promissory note may be prepaid in whole or in part at any time without penalty or premium by payment of all or any part of the outstanding principal amount.

5. Unconditional Payment Obligation. No provision of this promissory note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the Principal of this promissory note at the time and place and in the currency herein prescribed.

6. Events of Default. If any of the following events (“Events of Default”) shall occur, Payee may, by notice to Maker, declare this promissory note and all amounts payable hereunder to be due and payable, whereupon the same shall become immediately due and payable:

(a) Maker shall become insolvent or admit in writing its inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors;

(b) Any proceedings shall be instituted by or against Maker seeking either (i) an order for relief with respect to, or reorganization, arrangement, adjustment or composition of, its debts under the United States Bankruptcy Code or under any other law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or (ii) appointment of a trustee, receiver or similar official for Maker or for any substantial part of its property;

(c) Maker's failure to conduct business in the ordinary course, dissolution or termination of existence; or

(d) Maker's failure after the Maturity Date to repay the amounts due hereunder within ten (10) days of receiving written notice from Payee that such amounts are due and payable.

7. Waiver of Notice. Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this promissory note, and assents to extension of the time of payment or forbearance or other indulgence without notice.

8. Governing Law. This promissory note shall be construed in accordance with the laws of the State of New York, without regard to its conflicts of laws rules.

9. Notices. All notices, requests, demands and other communications with respect to this promissory note shall be given in person or forwarded by first class United States mail, postage prepaid, registered or certified mail, with return receipt requested, addressed to the party's address. Any notice, request, demand or communication shall be deemed validly given and received upon delivery if given in person, and on the 5th business day after deposit in the United States mail if given by mail as provided for in the preceding sentence.

IN WITNESS WHEREOF, the Maker has caused this Unsecured Promissory Note to be duly executed and delivered under seal by its officer thereunto duly authorized as of the date hereof.

HOME SYSTEM GROUP. ______________________
Chairman of the Board and
Chief Executive Officer

SCHEDULE I

ZHONGSHAN CITY WEIHE APPLIANCES CO., LTD. Shareholders

Shareholders Name	Ownership Percentage of Zhongshan City Weihe Appliances Co., Ltd.	Equity Interests of Home System Group to be issued

Dongshan Wang	50%	2,250,000 shares
Qian Huang	50%	2,250,000 shares